SMITH BARNEY MUNICIPAL FUND, INC.
10F-3 REPORT
November 1997 through April 30, 1998



			Trade					Par		Purchase	% of
Issuer			Date		Selling Dealer		Amount
	Price		Issue

Michigan State Building	11/14/97		Lehman Brothers		$1,000,000
	102.562		7.53%
5.375% due 10/15/2010

Washington Public Pwr. Sup.	12/18/97		Goldman Sachs		  1,500,000
98.180		1.76
5.000% due 7/1/2012

New York City TFA	1/14/98		Advest In.		  1,000,000	  98.935
	3.33
4.600% due 11/15/2012			Fleet/Nostar Securities

Puerto Rico G.O.		1/15/98		Morgan Stanley		  1,000,000
45.520		3.58
0.000% due 7/1/2014

Mass Bay Trans Authority	2/17/98		Lehman Brothers		  1,000,000
97.055		1.61
4.75% due 3/1/2016

Puerto Rico Highway	2/27/98		Morgan Stanley		  1,000,000
92.118		3.19
4.75% due 7/1/2038